Exhibit (e)(13)
Distribution Agreement
Exhibit A
Pacific Select Fund

Portfolio
International Value Portfolio	Small-Cap Index Portfolio
International Small-Cap Portfolio	Small-Cap Value Portfolio
Diversified Research Portfolio	Multi-Strategy Portfolio
Equity Portfolio	Main Street Core Portfolio
Technology Portfolio	Emerging Markets Portfolio
Small-Cap Growth Portfolio	Managed Bond Portfolio
(formerly called Fasiano Small Equity Portfolio)
Short Duration Bond Portfolio	Inflation Managed Portfolio
Floating Rate Loan Portfolio	Money Market Portfolio
Diversified Bond Portfolio	High Yield Bond Portfolio
Growth LT Portfolio	Large-Cap Value Portfolio
Focused 30 Portfolio	Comstock Portfolio
Health Sciences Portfolio	Mid-Cap Growth Portfolio
Mid-Cap Value Portfolio	Real Estate Portfolio
Large-Cap Growth Portfolio	American Funds Growth Portfolio
International Large-Cap Portfolio	American Funds Growth-Income Portfolio
Equity Index Portfolio	VN Small-Cap Value Portfolio
Effective May 1, 2007, agreed to and accepted by:

PACIFIC SELECT FUND

By:	/s/ Howard Hirakawa
Name:	Howard Hirakawa
Title:	Vice President

PACIFIC SELECT DISTRIBUTORS, INC.

By:	/s/ Gerald W. Robinson
Name:	Gerald W. Robinson
Title:	Chairman and CEO

By:	/s/ Audrey L. Milfs
Name:	Audrey L. Milfs
Title:	Secretary